NEWS RELEASE

INTEROIL ANNOUNCES FILING OF ITS FIRST
QUARTER 2010 DISCLOSURE DOCUMENTS

Cairns, Australia and Houston, TX — May 12, 2010 - InterOil Corporation (NYSE:IOC) (POMSoX:IOC) today filed its Unaudited Consolidated Financial Statements and related Management’s Discussion and Analysis (“MD&A”) for the quarter ended March 31, 2010 with Canadian Securities regulatory authorities on the System for Electronic Document Analysis and Retrieval (“SEDAR”).  In addition, InterOil has filed on the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system in the United States on Form 6-K, its Unaudited Consolidated Financial Statements and related Management’s Discussion and Analysis for the quarter ended March 31, 2010.

Copies of InterOil’s filed documents may be accessed electronically from SEDAR at www.sedar.com or on InterOil’s website at www.interoil.com.  Copies of the Form 6-K may be accessed electronically from www.sec.gov.

InterOil plans to hold a conference call on May 13, 2010 at 7:30 a.m. US Central (8:30 a.m. Eastern) to discuss the financial and operating results, as well as the company’s outlook.

The conference call phone number is +1(612) 332-0228.  The conference call can be heard through a live audio web cast on the company’s website at www.interoil.com on the day of the conference.  A replay of the broadcast will be available soon afterwards on the website.

The duration of the conference call will be approximately 60 minutes and a replay of the broadcast will be available soon afterwards on the website.

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region.  InterOil’s assets consist of petroleum licenses covering about 3.9 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea.  In addition, InterOil is a shareholder in a joint venture established to construct an LNG plant on a site adjacent to InterOil’s refinery in Port Moresby, Papua New Guinea.
InterOil’s common shares trade on the NYSE in US dollars.

✓ InterOil News Release

FOR INVESTOR RELATIONS ENQUIRIES:

Wayne Andrews	Anesti Dermedgoglou
V. P. Capital Markets	V.P. Investor Relations
Wayne.Andrews@InterOil.com	Anesti@InterOil.com
The Woodlands, TX USA	Cairns Qld, Australia
Phone: 281-292-1800	Phone: +61 7 4046 4600

✓ InterOil News Release